Exhibit 99.1

Indoor Harvest Corp Releases Key Third Quarter Summary, Sets Out Future Plans.

Houston, Texas, November 13, 2015 — Indoor Harvest Corp (OTCQB:INQD), through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor and vertical farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture grows, tailored to the specific needs of virtually any cultivar. The Company is pleased to announce results for the nine months ended, September 30, 2015 as well as subsequent events. Our complete Third Quarter Form 10-Q Report can be downloaded from our website under the "investors" section, or through the SEC's website at http://www.sec.gov.

Mr. Chad Sykes, Chief Executive Officer of Indoor Harvest, stated, "With our current revenue generating operations we have reached another key milestone in our Company's operating history. In the third quarter of 2015 we began offering design-build and equipment packages to commercial clients. To date we have secured two design-build agreements and equipment orders and are in serious negotiations for several more which, although there’s no assurance, we hope to close in the near future. The full performance of our existing design-build agreements exceed a rough order magnitude (ROM), pre-construction estimate of $3.5M.  This ROM estimate is a ‘ball park’ price and not considered the final price. Once the design process is complete a detailed, or definitive full performance estimate is provided. There is no guarantee that we will reach full performance on any of our existing or future contracts, but we have received earnest money payments and begun the design and engineering process for actual design-build and equipment packages. In addition, we have begun work on a $16,000 equipment order and just today received a $30,000 deposit on a $89,000 equipment package.”

Commenting on the implementation of the Company’s strategy, Mr. Sykes noted "We have received several multi-million dollar requests for proposal for our design-build services and are currently responding to requests in Europe, Asia and the Mideast for distribution of our fixtures. Because we believe that the vertical farming industry is poised for significant future growth, we've strategically positioned ourselves in front of that growth with engineered solutions. I'd like to note that we've achieved this without any significant outbound marketing efforts to date. As our project portfolio grows and reputation spreads, outbound marketing may not even be required. Our initial strategy, which we are now proving to be correct, has been to position our company as a technology leader rather than chasing easy cash flow on legacy systems. We are beginning to see objective proof that this strategy is now paying off. To further this strategy, we anticipate that we will soon be filing additional applications for patent on new products we have developed through collaborative R&D."

In October 2015, we entered into design-build, original equipment manufacturer ("OEM") agreements, with a specialty building integrated agricultural cultivation facility in Colorado and a Maryland production facility. Both facilities encompass over 40,000 square feet of production footprint with $15,000 in earnest money payments already received, to initiate our design process.

On December 18, 2014, Indoor Harvest entered into the Pilot Project Agreement with Canopy Growth, a TSX Venture Exchange listed company whose wholly-owned subsidiaries Tweed Inc. ("Tweed"), Tweed Farms Inc. ("Tweed Farms"), and Bedrocan Canada Inc. ("Bedrocan") which are federally licensed producers of medical cannabis in Canada. The principal activities of Canopy Growth’s subsidiaries are the production of cannabis at Tweed Farms’ facility in Niagara-on-the-Lake, Ontario and the production and sale of cannabis from Tweed Inc.'s facility in Smiths Falls, Ontario and Bedrocan’s facility in Toronto, Ontario as regulated by the Canadian Marihuana for Medical Purposes Regulations.

With the successful outcome of the initial technical pilot at Tweed, on September 28, 2015, Indoor Harvest and Canopy Growth mutually agreed to extend collaborative research and development for an additional two years. We are currently in the process of providing specifications and costs to build out 5,000 square feet of aeroponic production space at the Tweed facility in Smiths Falls. As part of the design-build process, the Company will be incorporating prototype testing of our advanced racking system with integrated proprietary HVAC and LED lighting systems that incorporate the Company's patent pending aeroponic process.

Community Located Agricultural Research Area (CLARA) Design-Build Project

Indoor Harvest, the City of Pasadena and the BUILD partnership participants are eager to get the agreement formalities behind us and move on to the IHC final environmental approval so that work may begin on refitting the facilities. All final legal approvals have been given and the mayor has scheduled it for a November 17, 2015, City Council vote. The agreement may require a second reading and Council vote at the next regularly scheduled session if legally necessary after passage on first reading but that has not been conclusively determined yet.

The CLARA platform has drastically increased its awareness to a National scale. Partly due to the reach of the BUILD partners and more importantly its true structure to attract educational investment in new technologies and community redevelopment that takes into account health impacts for its residents as well as job opportunities. This is a formula we believe to be demonstrably in harmony with long-term economic realities and social needs.

Indoor Harvest's President, John Choo, was invited to the annual Opportunity Finance Network Conference ( http://conference.ofn.org/index.html) in Detroit, Michigan by the highly respected Kresge Foundation to represent CLARA along with the BUILD representatives to an audience of community development financial institutions and partnering groups. This is a large stake for Indoor Harvest in the development of Corporate Governance and urban redevelopment.

In closing, our CEO and founder Chad Sykes stated, "After investing over $1,800,000 since our inception in R&D, tooling, developing our products and services as well as taking our Company public, I'm pleased to announce those investments are now generating revenue. We now have executed design-build agreements in place and a sales pipeline coming together. Since we launched our products and services in the third quarter of 2015, we've seen an increase of almost 200% in project deal flow. Based upon the foregoing, we believe that if everything we now expect to happen does come together as anticipated, we could possibly see positive cash flow by mid-2016 and even possibly reach profitability by the end of 2016."

Results of Operations

For the three month period ended September 30, 2015 vs. September 30, 2014
For the three months ended September 30, 2015 and 2014, we had a net loss of $381,587 and $111,075, respectively. The primary driver behind the increase in the loss was attributable to the increase in expenses as noted below.

For the three months ended September 30, 2015 and 2014, we incurred $380,932 and $111,081, respectively, in operating expenses. The increase in our operating expenses is due to increases in costs related to increased payroll costs, depreciation expense, travel expenses, marketing expenses, listing expenses to have our common stock traded on the OTCQB and professional expenses related to being a SEC reporting Company.

Our expenses related to research and development for the three months ended September 30, 2015 and 2014 were $5,459 and $20,956, respectively. The reduction in research and development expenses was due to collaborations in which research and development costs are shared.

For the nine month period ended September 30, 2015 vs. September 30, 2014.

For the nine months ended September 30, 2015 and 2014, we had a net loss of $971,453 and $314,937, respectively. The primary driver behind the increase in the loss was attributable to the increase in expenses as noted below.

For the nine months ended September 30, 2015 and 2014, we incurred $960,734 and $315,086, respectively, in operating expenses. The increase in our operating expenses is due to increases in costs related to increased payroll costs, depreciation expense, travel expenses, marketing expenses, listing expenses to have our common stock traded on the OTCQB and professional expenses related to being a SEC reporting Company.

Our expenses related to research and development for the nine months ended September 30, 2015 and 2014 were $17,987 and $21,966, respectively. The reduction in research and development expenses was due to collaborations in which research and development costs are shared.

Deferred rent payable at September 30, 2015 was $9,590. Deferred rent payable is the sum of the difference between the monthly rent payment and the straight-line monthly rent expense of an operating lease that contains escalated payments in future periods.

As of September 30, 2015 we had total liabilities of $67,995, while at December 31, 2014, we had total liabilities of $21,245. The increase in liabilities was due to accrued payroll, deferred rent and a $36,100 note payable to Wells Fargo Bank for tooling equipment. The tooling will be used to manufacture our aeroponic AGT fixtures.

Liquidity and Capital Resources
We anticipate taking the following steps to implement our business plan for the next 12 months. Our capital requirements for implementation of these steps are estimated at $5,000,000 as set forth in the table below. For the next 12 months, we anticipate engaging in the following operational activities, although we may vary our plans depending upon operational conditions and available funding:

Event	Actions	Estimated Time	Estimated Cost
CLARA Phase I	Construct Demonstration Vertical Farm	Q4 2015- Q3 2016	$3,500,000
CLARA Phase II	Develop Commercial Retail Campus at CLARA	Q1 2016- Q4 2016	$500,000
Operational Expansion	Expand Team, Marketing and Tooling	Q4 2015- Q3 2016	$1,000,000

In order to fund the CLARA activities and our expansion plans under our business plan described above, the Company plans to commence a private placement under Regulation D, Rule 506(c) for up to 5,000,000 shares of Series A Convertible Preferred Stock at a price of $1.00 per share for maximum gross proceeds of $5,000,000.  There is no assurance that we will commence this private placement or, if commenced, that we will raise any or all of the funds in this proposed offering.
Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, Indoor Harvest is alerting investors and other members of the general public that Indoor Harvest will provide weekly updates on operations and progress through its social media on Facebook, Twitter and Youtube. Investors, potential investors and individuals interested in our company are encouraged to keep informed by following us on Twitter, YouTube or Facebook.

Facebook: http://www.facebook.com/indoorharvest
Twitter: http://www.twitter.com/indoorharvest
Youtube: http://www.youtube.com/indoorharvest

ABOUT INDOOR HARVEST CORP

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture (BIA) grows, tailored to the specific needs of virtually any cultivar. Our patent pending aeroponic fixtures are based upon a modular concept in which primary components are interchangeable. Visit our website at http://www.indoorharvest.com for more information about our Company.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Indoor Harvest and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Indoor Harvest’s current expectations and beliefs concerning future developments and their potential effects on Indoor Harvest. There can be no assurance that future developments affecting Indoor Harvest will be those anticipated by Indoor Harvest. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Indoor Harvest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Indoor Harvest Corp
CEO, Mr. Chad Sykes
713-410-7903
ccsykes@indoorharvest.com

INDOOR HARVEST CORP

BALANCE SHEETS
AS OF SEPTEMBER 30, 2015 AND DECEMBER 31, 2014
(UNAUDITED)

	September 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash	$122,098	$411,669
Prepaid expenses	9,315	-
Total current assets	131,413	411,669

Furniture and equipment, net	207,533	170,454
Security deposit	12,600	12,600
Intangible asset	2,000	2,000
Other assets	53,372	68,083
Total assets	$406,918	$664,806

LIABILITIES
Current liabilities:
Accounts payable & accrued expenses	$18,935	$7,185
Accrued payroll	4,771	5,034
Deferred rent	9,590	9,026
Total current liabilities	33,296	21,245

Long term liabilities:
Note payable	34,699	-
Total Liabilities	67,995	21,245

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized; none shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	-	-
Common stock: $0.001 par value, 50,000,000 shares authorized; 10,585,048 and 9,252,388 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	10,584	9,251
Additional paid-in capital	1,954,871	1,299,389
Less: Stock subscription receivable	-	(10,000)
Accumulated deficit	(1,626,532)	(655,079)
Total Stockholders' equity	338,923	643,561

Total liabilities and stockholders' equity	$406,918	$664,806

INDOOR HARVEST CORP
STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Operating Expenses
Depreciation expense	$12,484	$4,616	$33,928	$10,230
Research and development	5,459	20,956	17,987	21,966
Professional fees	16,559	20,883	124,531	128,838
General and administrative expenses	346,430	64,626	784,288	154,052
Loss from operations	380,932	111,081	960,734	315,086

Other Income (Expense)	(655)	6	(10,719)	149

Net loss	$(381,587)	$(11,075)	$(971,453)	$(314,937)

Net loss per common share:
Net loss per share, basic and diluted	$(0.04)	$(0.01)	$(0.10)	$(0.04)

Weighted average number of common shares outstanding: Basic and diluted	10,024,410	8,410,300	9,946,256	8,060,465

INDOOR HARVEST CORP
STATEMENTS OF SHAREHOLDERS' EQUITY
(UNAUDITED)

					Additional Paid-in Capital			Total Stockholders' Equity (Deficit)
	Preferred Stock, $0.01 Par Value		Common Stock, $0.001 Par Value
	Shares	Amount	Shares	Amount		Accumulated Deficit	Subscription Receivable

Balances, December 31, 2013	-	-	6,505,381	$6,505	$359,134	$(211,797)	$-	$153,842

Issuance of common stock	-	-
For cash	-	-	2,474,000	2,474	872,276	-	(10,000)	864,750
For services	-	-	273,007	272	67,979	-	-	68,251
Net loss	-	-	-	-	-	(443,282)	-	(443,282)

Balances, December 31, 2014	-	-	9,252,388	9,251	1,299,389	(655,079)	(10,000)	643,561

Issuance of common stock
For cash	-	-	536,000	536	267,464	-	-	268,000
For services	-	-	796,700	797	388,018	-	-	388,815
Collection of stock subscription receivable	-	-	-	-	-	-	10,000	10,000
Net loss	-	-	-	-	-	(971,453)	-	(971,453)

Balances, September 30, 2015	-	-	10,585,088	$10,584	$1,954,871	$(1,626,532)	$-	$338,923

INDOOR HARVEST CORP
STATEMENT OF CASHFLOWS
(UNAUDITED)

	For the nine months ended September 30,

	2015	2014
Cash flows from operating activities:
Net loss	$(971,453)	$(314,937)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	33,928	10,228
Loss on the sale other asset	9,250	-
Stock issued for services - related party	273,344	68,252
Stock issued for services	115,471	-
Change in operating liability:
Deferred rent	564	8,838
Other assets	-(4,589)	(80,326)
Security deposit	-	(12,600)
Prepaid expense	(9,315)	-
Accounts payable and accrued expenses	11,750	3,354
Accrued compensation - officers	-	(6,181)
Accrued compensation	(263)	3,885
Net cash used in operating activities	(541,313)	(319,487)

Cash flows from investing activities:
Proceeds from sale of equipment	10,050	-
Purchase of equipment	(71,007)	(64,936)
Net cash used in investing activities	(60,957)	(64,936)

Cash flows from financing activities:
Proceeds from note payable	34,699	-
Collection of stock subscription receivable	10,000	-
Issuance of common stock for cash	268,000	504,750
Net cash provided by financing activities	312,699	504,750

Increase cash and cash equivalents	(289,571)	120,327
Cash and cash equivalents at beginning of period	411,669	122,017
Cash and cash equivalents at end of period	$122,098	$242,344

Supplemental Disclosures
Interest paid	$-	$-
Income taxes paid	$-	$-